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                                                                    EXHIBIT 23.2

                        Consent of Independent Auditors


The Board of Directors
Prime Bancorp, Inc.:

We consent to incorporation by reference in the Form 10-K of Prime Bancorp, Inc. of our report dated January 16, 1998, relating to the consolidated statement of financial condition of Prime Bancorp, Inc. and subsidiaries as of December 31, 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the two year period ended December 31, 1997, which report is incorporated by reference in the December 31, 1998 annual report on Form 10-K of Prime Bancorp, Inc.

/s/ KPMG LLP
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Philadelphia, PA
March 29, 1999